Exhibit 99.2
News



News Media Contact:

Southern Company
Todd Terrell, (404) 223-0230

Southern Energy Inc.
David Mould, (770) 821-7531
Chuck Griffin, (770) 821-7814


                                                                   Oct. 3, 2000


            Southern Company and Southern Energy announce closing of Southern Energy initial public offering, changes in boards

         ATLANTA - Southern Company (NYSE: SO) and subsidiary Southern Energy Inc. (NYSE: SOE) today announced the closing of the initial public offering of Southern Energy. Total gross proceeds to Southern Energy from the IPO and a concurrent securities offering were approximately $1.81 billion.

         Southern Energy sold at $22 per share 66.7 million shares of common stock, which included 8.7 million shares sold after underwriters exercised an overallotment option. The gross proceeds to Southern Energy from the IPO were approximately $1.467 billion. The 66.7 million shares of common stock represent
19.7 percent of the 338.7 million shares outstanding.

         Southern Energy also sold at $50 per security 6.9 million shares of convertible trust preferred securities, including 900,000 securities sold after underwriters exercised an overallotment option. The convertible trust preferred securities were priced to yield 6.25 percent with a conversion price of $27.50 per share. The gross proceeds to Southern Energy from the offering of the convertible trust preferred securities were approximately $345 million.

         Both offerings were jointly led by Goldman, Sachs & Co. and Morgan Stanley Dean Witter. A copy of the final prospectus for each offering may be obtained from the offices of Goldman, Sachs & Co, 85 Broad Street, New York, N.Y. 10004.

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NEWS RELEASE                          2                            OCT. 3, 2000


         Southern Energy also added three independent directors to its board, two of whom have moved from the Southern Company board to accept the Southern Energy positions. Southern Energy now has eight board members. The new members of the Southern Energy board of directors are:

         A. D. Correll, who is chairman of the board, chief executive officer and president of Georgia-Pacific Corporation. He is also a director of SunTrust Banks Inc. He has served as a director of Southern Company since 1994.

         William J. Hjerpe, a private investor. From March 1999 until October 1999 he served as president of Honeywell Europe, Middle East and Africa, a subsidiary of Honeywell Inc. From September 1994 until March 1997 he was vice president and chief financial officer of Honeywell.

         David J. Lesar, who is chairman of the board, president and chief executive officer of Halliburton Company. He is also a director of Lyondel Chemical Company. He has served as a director of Southern Company since May 1999.

         Southern Energy Inc. (NYSE: SOE) - with operations in 12 countries on five continents - develops, builds, owns and operates power production and delivery facilities and provides a broad range of services to utilities and industrial companies around the world. Its Southern Company Energy Marketing unit provides energy marketing, risk management and financial services and other energy-related commodities, products and services to customers in the United States and Canada.

         Southern Company (NYSE: SO), the largest producer of electricity in the United States, is also the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric.

         This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

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